Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Isabella Wiltse
	Senior Vice President, Finance & Investor Relations	Vice President, Media & Public Relations
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2024 RESULTS
-- 2024 Full Year Diluted EPS of $6.31; Adjusted Diluted EPS of $7.17 --

•2024 adjusted diluted EPS of $7.17, up 7% from $6.68 in 2023.
•Membership increases of 12% in Marketplace and 50% in Medicare PDP, compared to the fourth quarter of 2023.
•Executed on capital deployment with $3.0 billion of share repurchases in 2024.
•Increased 2025 premium and service revenues guidance by $4.0 billion driven by Medicaid revenue and better than expected membership performance during the annual enrollment period in Medicare Advantage and PDP.

ST. LOUIS, February 4, 2025 -- Centene Corporation (NYSE: CNC) ("the Company") announced today its financial results for the fourth quarter and year ended December 31, 2024. In summary, the 2024 fourth quarter and full year results were as follows:

2024 Results
	Q4	Full Year
Total revenues (in millions)	$40,805	$163,071
Premium and service revenues (in millions)	$36,296	$145,505
Health benefits ratio	89.6%	88.3%
SG&A expense ratio	8.9%	8.5%
Adjusted SG&A expense ratio (1)	8.9%	8.5%
GAAP diluted EPS	$0.56	$6.31
Adjusted diluted EPS (1)	$0.80	$7.17
Total cash flow (used in) provided by operations (in millions)	$(587)	$154

(1)
Represents a non-GAAP financial measure. A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Despite a year of unprecedented industry headwinds, Centene demonstrated significant operational improvements, strengthened our talent bench, and delivered on our financial commitments in 2024," said Chief Executive Officer of Centene, Sarah M. London. "We enter 2025 with a strong, diversified platform and exciting opportunity to deliver value in each of our core businesses and to transform the health of communities we serve, one person at a time."

Other Events

•In November, Centene's subsidiary, Buckeye Health Plan, was selected by the Ohio Department of Medicaid to continue providing Medicare and Medicaid services for dually eligible individuals through a Fully Integrated Dual Eligible Special Needs Plan (FIDE SNP). The three-year contract is expected to commence in January 2026.

•In October, the Centers for Medicare & Medicaid Services (CMS) issued 2025 Medicare Advantage Star Ratings on the Medicare Plan Finder. Based on the data as well as our successful appeal of the initial scoring of our TTY (Text-to-Voice teletypewriter services for the hearing impaired), Centene Corporation had approximately 55% of its Medicare Advantage membership enrolled in plans rated 3.5 stars or higher – compared to approximately 23% in the prior year. This represents meaningful progress despite higher than industry-anticipated cut point changes.

Awards & Community Engagement

•In December, the Centene Foundation, the philanthropic arm of Centene, made a commitment to enter into a partnership with the National Association of Community Health Centers, a leading advocacy organization advancing community-based care, to strengthen Community Health Centers (CHCs) nationwide. The multi-year partnership aims to enhance value-based care adoption and improve maternal child health outcomes in CHCs.

•In November, Centene's subsidiary, Fidelis Care, awarded rural health grants to nine community-based organizations to assist them in addressing barriers to care across rural New York, such as health literacy, transportation, food insecurity, dental care, hygiene and other factors.

•In November, Centene's subsidiary, Meridian Health Plan of Illinois, announced a partnership with Liberty Bank and Trust to support a loan program for Illinois small businesses. Under the partnership, Meridian granted seed funding to Liberty's Lighting Loan Program to unlock lending power – providing businesses with capital and education to improve operations and enhance their ability to deliver goods and services across the state.

•In October, Centene's subsidiary, Fidelis Care, distributed grants to eight organizations that support maternal health and wellness and a healthcare provider to support safe pregnancies and healthy babies, particularly for underserved, lower-income women and their families across New York.

•In October, Centene was named to the 2024 Fortune 100 Best Large Workplaces for Women™ list for the second consecutive year. Ranking 66 out of 100 large companies, the list recognizes Centene for supporting employee well-being, fairness in compensation, and providing women in the workplace with ample opportunities for growth.

•In October, Centene's subsidiary, Oklahoma Complete Health, announced an investment in the recruitment, training and retention of foster and adoptive families. The funding allows the Foster Care Association of Oklahoma to continue to grow the Foster Parent Mentoring Program to provide support and resources to foster parents starting their journey.

Membership

The following table sets forth membership by line of business:

	December 31,
	2024	2023
Traditional Medicaid (1)	11,408,100	12,754,000
High Acuity Medicaid (2)	1,595,400	1,718,000
Total Medicaid	13,003,500	14,472,000
Commercial Marketplace	4,382,100	3,900,100
Commercial Group	431,400	427,500
Total Commercial	4,813,500	4,327,600
Medicare (3)	1,110,900	1,284,200
Medicare Prescription Drug Plan (PDP)	6,925,700	4,617,800
Total at-risk membership	25,853,600	24,701,600
TRICARE eligibles	2,747,000	2,773,200
Total	28,600,600	27,474,800

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS) and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Medicaid	$20,825	$21,114	(1)%	$83,851	$86,855	(3)%
Commercial	8,723	7,406	18%	33,702	24,845	36%
Medicare (1)	5,476	5,290	4%	23,032	22,261	3%
Other	1,272	1,528	(17)%	4,920	6,134	(20)%
Total premium and service revenues	$36,296	$35,338	3%	$145,505	$140,095	4%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, Dual Eligible Special Needs Plans (D-SNPs) and Medicare PDP.

Statement of Operations: Three Months Ended December 31, 2024

•For the fourth quarter of 2024, premium and service revenues increased 3% to $36.3 billion from $35.3 billion in the comparable period of 2023. The increase was primarily driven by Medicaid rate increases and membership growth in the Marketplace business due to strong product positioning as well as overall market growth, partially offset by lower Medicaid membership primarily due to redeterminations.

•Health benefits ratio (HBR) of 89.6% for the fourth quarter of 2024 represents an increase from 89.5% in the comparable period in 2023. The increase was primarily driven by higher acuity in Medicaid resulting from the redetermination process as we continue to work with states to match rates with acuity. The increase in HBR was partially offset by the decrease in the Medicare Advantage premium deficiency reserve-related expenses in the fourth quarter of 2024 compared to the fourth quarter of 2023. HBR in the fourth quarter of 2024 was also favorably impacted by a Marketplace cost sharing reduction (CSR) settlement related to prior years.

•The SG&A expense ratio was 8.9% for the fourth quarter of 2024, compared to 9.9% in the fourth quarter of 2023. The adjusted SG&A expense ratio was 8.9% for the fourth quarter of 2024, compared to 9.7% in the fourth quarter of 2023. The decreases were primarily driven by lower Medicare SG&A, the divestiture of Circle Health Group (Circle Health), which operated at a higher SG&A expense ratio, and continued leveraging of expenses over higher revenues. The decreases were partially offset by growth in the Marketplace business, which operates at a meaningfully higher SG&A expense ratio as compared to Medicaid. The SG&A expense ratio in the fourth quarter of 2023 was also impacted by severance costs due to a restructuring.

•The effective tax rate was 19.2% for the fourth quarter of 2024, compared to (61.9)% in the fourth quarter of 2023. The effective tax rate for the fourth quarter of 2024 reflects the release of uncertain tax positions resulting from the expiration of statutes of limitation. The effective tax rate for the fourth quarter of 2023 reflects lower state taxes and tax effects of divestitures. For the fourth quarter of 2024, our effective tax rate on adjusted earnings was 20.7%, compared to 30.6% in the fourth quarter of 2023.

•Cash flow used in operations for the fourth quarter of 2024 was $587 million, primarily driven by timing of receipt of net Part D receivables and higher state premium receivables for recent rate increases, partially offset by net earnings.

Statement of Operations: Year Ended December 31, 2024

•For the full year 2024, premium and service revenues increased 4% to $145.5 billion from $140.1 billion in the comparable period of 2023 primarily driven by membership growth in the Marketplace business due to strong product positioning as well as overall market growth and outperformance in Marketplace risk adjustment for the 2023 benefit year, along with Medicaid rate increases. The increases were partially offset by lower Medicaid membership primarily due to redeterminations and divestitures in the Other segment.

•HBR of 88.3% for the full year 2024 represents an increase compared to 87.7% in 2023. The increase was primarily driven by higher acuity in Medicaid resulting from the redetermination process as we continue to work with states to match rates with acuity. The increase was also driven by Medicare Star rating impacts. The increases were partially offset by Marketplace membership growth and improved margin through strong 2024 product design and execution, outperformance in Marketplace risk adjustment for the 2023 benefit year as well as the Marketplace CSR settlement related to prior years. The 2024 HBR was also favorably impacted by the decrease in the Medicare Advantage premium deficiency reserve-related expenses compared to 2023.

•The SG&A expense ratio was 8.5% for the full year 2024, compared to 9.0% for the full year 2023. The adjusted SG&A expense ratio was 8.5% for the full year 2024, compared to 8.9% for the full year 2023. The decrease in the adjusted SG&A expense ratio was primarily driven by the divestiture of Circle Health, which operated at a higher SG&A expense ratio, lower Medicare SG&A, and continued leveraging of expenses over higher revenues. The decrease was partially offset by growth in the Marketplace business, which operates at a meaningfully higher SG&A expense ratio as compared to Medicaid.

•The effective tax rate was 22.6% for 2024, compared to 25.0% for 2023. The effective tax rate for 2024 reflects tax effects of the Circle Health divestiture, which closed during the first quarter, settlements with tax authorities and valuation allowance releases. The effective tax rate for 2023 reflects the tax effects of the distribution of long-term stock awards to the estate of the Company's former CEO, divestiture gains and losses, lower state taxes as well as the then pending divestiture of Circle Health. For the full year 2024, our effective tax rate on adjusted earnings was 23.8%, compared to 24.9% in 2023.

•Adjusted diluted EPS of $7.17, including a $0.29 net benefit for a Marketplace CSR settlement related to prior years.

•Cash flow provided by operations for the full year 2024 was $154 million, which was primarily driven by net earnings, partially offset by an increase in pharmacy receivables driven by pharmacy rebate remittance timing associated with our transition to a new third-party pharmacy benefits manager (PBM) in January 2024, a decrease in net risk adjustment payables and higher state premium receivables for recent rate increases.

Balance Sheet

At December 31, 2024, the Company had cash, investments and restricted deposits of $35.5 billion and maintained $248 million of cash and cash equivalents in its unregulated entities. Medical claims liabilities totaled $18.3 billion. The Company's days in claims payable was 53 days, an increase of two days as compared to the third quarter of 2024, and a decrease of one day as compared to the fourth quarter of 2023. Total debt was $18.5 billion, which included $950 million of borrowings on the $2.0 billion Revolving Credit Facility at quarter end.

During the fourth quarter of 2024, the Company repurchased 14.4 million shares for $930 million. In total, the Company repurchased 42.0 million shares for $3.0 billion through the stock repurchase program for the full year 2024. As of February 4, 2025, $2.2 billion remains available under the Company's stock repurchase program.

Outlook

The Company is increasing its 2025 premium and service revenues guidance range by $4.0 billion to a range of $158.0 billion to $160.0 billion to reflect the following expectations:

•outperformance in our PDP annual enrollment resulting in an additional $1.5 billion premium revenue,
•outperformance in our Medicare Advantage annual enrollment resulting in $1.0 billion of additional premium revenue, and
•$1.5 billion of additional Medicaid premium revenue due to a program change adding behavioral health coverage in one of our state contracts.

The Company reiterates its 2025 GAAP diluted EPS guidance floor of greater than $6.19 and its 2025 adjusted diluted EPS guidance floor of greater than $7.25.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 4, 2025, at 8:30 a.m. ET to review the financial results for the fourth quarter and year ended December 31, 2024.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 1342288 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly following the completion of the call for the next 12 months or until 11:59 p.m. ET on Tuesday, February 3, 2026, at the aforementioned URL. In addition, a digital audio playback will be available until 9 a.m. ET on Tuesday, February 11, 2025, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 8418535.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP net earnings attributable to Centene	$283	$45	$3,305	$2,702
Amortization of acquired intangible assets	173	176	692	718
Acquisition and divestiture related expenses	7	18	82	70
Other adjustments (1)	(20)	119	(117)	464
Income tax effects of adjustments (2)	(39)	(118)	(209)	(308)
Adjusted net earnings	$404	$240	$3,753	$3,646

(1) Other adjustments include the following pre-tax items:
2024:
(a) for the three months ended December 31, 2024: gain on the sale of Collaborative Health Systems (CHS) of $17 million and net gain on the sale of property of $3 million;

(b) for the twelve months ended December 31, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $83 million, net gain on the sale of property of $24 million, gain on the previously reported divestiture of Circle Health of $20 million, gain on the sale of CHS of $17 million, Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $14 million, severance costs due to a restructuring of $13 million, an additional loss on the divestiture of our Spanish and Central European businesses of $7 million and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $7 million.

2023:
(a) for the three months ended December 31, 2023: severance costs due to a restructuring of $57 million, Circle Health impairment of $41 million, real estate impairments of $13 million, a reduction to the previously reported gain on the sale of Magellan Rx of $12 million, gain on the sale of Apixio of $2 million and gain on the divestiture of Operose Health Group (Operose Health) of $2 million;

(b) for the twelve months ended December 31, 2023: Circle Health impairment of $292 million, Operose Health impairment of $140 million, real estate impairments of $105 million, gain on the sale of Apixio of $93 million, severance costs due to a restructuring of $79 million, gain on the sale of Magellan Specialty Health of $79 million, a reduction to the previously reported gain on the sale of Magellan Rx of $22 million, gain on the previously reported divestiture of Centurion of $15 million and an additional loss on the divestiture of our Spanish and Central European businesses of $13 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The twelve months ended December 31, 2024 include a tax benefit of $1 million related to tax adjustments on previously reported divestitures. In addition, the three and twelve months ended December 31, 2023 include tax expense of $9 million and $3 million, respectively, related to tax adjustments on previously reported divestitures. The year ended December 31, 2023, also includes a one-time income tax benefit of $69 million resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended December 31,		Year Ended December 31,		Annual Guidance December 31, 2025
	2024	2023	2024	2023
GAAP diluted EPS attributable to Centene	$0.56	$0.08	$6.31	$4.95	greater than $6.19
Amortization of acquired intangible assets	0.34	0.33	1.32	1.32	~$1.40
Acquisition and divestiture related expenses	0.01	0.03	0.16	0.13	~$—
Other adjustments (3)	(0.04)	0.22	(0.22)	0.85	~$—
Income tax effects of adjustments (4)	(0.07)	(0.21)	(0.40)	(0.57)	~$(0.34)
Adjusted diluted EPS	$0.80	$0.45	$7.17	$6.68	greater than $7.25

(3) Other adjustments include the following pre-tax items:
2024:
(a) for the three months ended December 31, 2024: gain on the sale of CHS of $0.03 per share ($0.02 after-tax) and net gain on the sale of property of $0.01 per share ($0.01 after-tax);

(b) for the twelve months ended December 31, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $0.16 per share ($0.12 after-tax), net gain on the sale of property of $0.04 per share ($0.03 after-tax), gain on the previously reported divestiture of Circle Health of $0.04 per share ($0.12 after-tax), gain on the sale of CHS of $0.03 per share ($0.02 after-tax), Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $0.03 per share ($0.02 after-tax), severance costs due to a restructuring of $0.02 per share ($0.01 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.01 per share ($0.01 after-tax) and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $0.01 per share ($0.01 after-tax).

2023:
(a) for the three months ended December 31, 2023: severance costs due to a restructuring of $0.11 per share ($0.08 after-tax), Circle Health impairment of $0.08 per share ($0.02 after-tax), real estate impairments of $0.02 per share ($0.02 after-tax), a reduction to the previously reported gain on the sale of Magellan Rx of $0.02 per share ($0.02 after-tax), gain on the sale of Apixio of $0.01 per share ($0.01 after-tax) and gain on the divestiture of Operose Health of $0.00 per share ($0.01 after-tax);

(b) for the twelve months ended December 31, 2023: Circle Health impairment of $0.53 per share ($0.47 after-tax), Operose Health impairment of $0.26 per share ($0.24 after-tax), real estate impairments of $0.19 per share ($0.16 after-tax), gain on the sale of Apixio of $0.17 per share ($0.12 after-tax), severance costs due to a restructuring of $0.15 per share ($0.11 after-tax), gain on the sale of Magellan Specialty Health of $0.14 per share ($0.11 after-tax), a reduction to the previously reported gain on the sale of Magellan Rx of $0.04 per share ($0.02 after-tax), gain on the previously reported divestiture of Centurion of $0.03 per share ($0.02 after-tax) and an additional loss on the divestiture of our Spanish and Central European businesses of $0.02 per share ($0.01 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three and twelve months ended December 31, 2023 include tax expense of $0.02 and $0.01, respectively, related to tax adjustments on previously reported divestitures. The year ended December 31, 2023 also includes a one-time income tax benefit of $0.13 resulting from the distribution of long-term stock awards to the estate of the Company's former CEO.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
GAAP selling, general and administrative expenses	$3,231	$3,488	$12,400	$12,563
Less:
Acquisition and divestiture related expenses	7	17	82	69
Restructuring costs	—	57	13	79
Real estate optimization	—	1	—	8
Adjusted selling, general and administrative expenses	$3,224	$3,413	$12,305	$12,407

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "guidance," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene Corporation and its subsidiaries (Centene, the Company, our or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our expected future operating or financial performance, changes in laws and regulations (including but not limited to, renewal and modification of the enhanced advance premium tax credits associated with the Marketplace product), market opportunity, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that could impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and timely provide for operational resources to maintain service level requirements in compliance with the terms of our contracts and state and federal regulations; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third-party vendors; impairments to real estate, investments, goodwill, and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; rate cuts, insufficient rate changes or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; our ability to effectively and ethically use artificial intelligence and machine learning in compliance with applicable laws; increased healthcare costs; inflation and interest rates; the effect of social, economic, and political conditions and geopolitical events, including as a result of changes in U.S. presidential administrations or Congress; changes in market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder, including the timing and terms of renewal or modification of the enhanced advance premium tax credits or program integrity initiatives that could have the effect of reducing membership or profitability of our products; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates and terms; changes in provider, broker, vendor, state, federal and other contracts and delays in the timing of regulatory approval of contracts, including due to protests and our ability to timely comply with any such changes to our contractual requirements or manage any unexpected delays in regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices on acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other data security incidents or our failure to comply with applicable privacy, data or security laws and regulations; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs. The guidance in this press release is only effective as of the date given, February 4, 2025, and will not be updated or affirmed unless and until we publicly announce updated or affirmed guidance.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,063	$17,193
Premium and trade receivables	19,713	15,532
Short-term investments	2,622	2,459
Other current assets	1,601	5,572
Total current assets	37,999	40,756
Long-term investments	17,429	16,286
Restricted deposits	1,390	1,386
Property, software and equipment, net	2,067	2,019
Goodwill	17,558	17,558
Intangible assets, net	5,409	6,101
Other long-term assets	593	535
Total assets	$82,445	$84,641
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$18,308	$18,000
Accounts payable and accrued expenses	13,174	16,420
Return of premium payable	2,008	1,462
Unearned revenue	661	715
Current portion of long-term debt	110	119
Total current liabilities	34,261	36,716
Long-term debt	18,423	17,710
Deferred tax liability	684	641
Other long-term liabilities	2,567	3,618
Total liabilities	55,935	58,685
Commitments and contingencies
Redeemable noncontrolling interests	10	19
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 620,195 issued and 495,907 outstanding at December 31, 2024, and 615,291 issued and 534,484 outstanding at December 31, 2023	1	1
Additional paid-in capital	20,562	20,304
Accumulated other comprehensive (loss)	(504)	(652)
Retained earnings	15,348	12,043
Treasury stock, at cost (124,288 and 80,807 shares, respectively)	(8,997)	(5,856)
Total Centene stockholders' equity	26,410	25,840
Nonredeemable noncontrolling interest	90	97
Total stockholders' equity	26,500	25,937
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$82,445	$84,641

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues:
Premium	$35,519	$34,232	$142,303	$135,636
Service	777	1,106	3,202	4,459
Premium and service revenues	36,296	35,338	145,505	140,095
Premium tax	4,509	4,122	17,566	13,904
Total revenues	40,805	39,460	163,071	153,999
Expenses:
Medical costs	31,809	30,634	125,707	118,894
Cost of services	688	961	2,729	3,564
Selling, general and administrative expenses	3,231	3,488	12,400	12,563
Depreciation expense	141	139	549	575
Amortization of acquired intangible assets	173	176	692	718
Premium tax expense	4,588	4,205	17,806	14,226
Impairment	—	51	13	529
Total operating expenses	40,630	39,654	159,896	151,069
Earnings (loss) from operations	175	(194)	3,175	2,930
Other income (expense):
Investment and other income	344	401	1,784	1,393
Interest expense	(172)	(183)	(702)	(725)
Earnings before income tax	347	24	4,257	3,598
Income tax (benefit) expense	67	(15)	963	899
Net earnings	280	39	3,294	2,699
Loss attributable to noncontrolling interests	3	6	11	3
Net earnings attributable to Centene Corporation	$283	$45	$3,305	$2,702

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.57	$0.08	$6.33	$4.97
Diluted earnings per common share	$0.56	$0.08	$6.31	$4.95

Weighted average number of common shares outstanding:
Basic	500,424	534,254	521,790	543,319
Diluted	501,978	537,614	523,744	545,704

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net earnings	$3,294	$2,699
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,241	1,293
Stock compensation expense	212	216
Impairment	13	529
Deferred income taxes	13	(78)
(Gain) loss on divestitures, net	(120)	(152)
Other adjustments, net	16	172
Changes in assets and liabilities
Premium and trade receivables	(4,333)	(2,380)
Other assets	46	5
Medical claims liabilities	368	1,261
Unearned revenue	(54)	238
Accounts payable and accrued expenses	(528)	3,398
Other long-term liabilities	(70)	856
Other operating activities, net	56	(4)
Net cash provided by operating activities	154	8,053
Cash flows from investing activities:
Capital expenditures	(644)	(799)
Purchases of investments	(7,183)	(6,622)
Sales and maturities of investments	5,785	5,523
Divestiture proceeds, net of divested cash	990	707
Net cash used in investing activities	(1,052)	(1,191)
Cash flows from financing activities:
Proceeds from long-term debt	1,300	2,335
Payments and repurchases of long-term debt	(622)	(2,316)
Common stock repurchases	(3,124)	(1,633)
Proceeds from common stock issuances	46	44
Purchase of noncontrolling interest	—	(88)
Other financing activities, net	(6)	—
Net cash used in financing activities	(2,406)	(1,658)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	8	(32)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(3,296)	5,172
Cash and cash equivalents reclassified (to) from held for sale	—	(50)
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	17,452	12,330
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$14,156	$17,452
Supplemental disclosures of cash flow information:
Interest paid	$688	$688
Income taxes paid, net	$1,002	$887

The following table provides a reconciliation of cash, cash equivalents and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	December 31,
	2024	2023
Cash and cash equivalents	$14,063	$17,193
Restricted cash and cash equivalents, included in restricted deposits	93	259
Total cash, cash equivalents and restricted cash and cash equivalents	$14,156	$17,452

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2024	2024	2024	2024	2023
MEMBERSHIP
Traditional Medicaid (1)	11,408,100	11,478,600	11,640,900	11,750,000	12,754,000
High Acuity Medicaid (2)	1,595,400	1,590,200	1,499,000	1,547,600	1,718,000
Total Medicaid	13,003,500	13,068,800	13,139,900	13,297,600	14,472,000
Commercial Marketplace	4,382,100	4,501,300	4,401,300	4,348,800	3,900,100
Commercial Group	431,400	426,600	426,400	422,700	427,500
Total Commercial	4,813,500	4,927,900	4,827,700	4,771,500	4,327,600
Medicare (3)	1,110,900	1,129,900	1,138,400	1,146,800	1,284,200
Medicare PDP	6,925,700	6,766,400	6,603,600	6,438,900	4,617,800
Total at-risk membership	25,853,600	25,893,000	25,709,600	25,654,800	24,701,600
TRICARE eligibles	2,747,000	2,747,000	2,768,000	2,768,000	2,773,200
Total	28,600,600	28,640,000	28,477,600	28,422,800	27,474,800

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMP Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	60,500	60,700	60,000	59,900	67,700

DAYS IN CLAIMS PAYABLE	53	51	54	53	54

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$34,433	$35,558	$37,421	$36,528	$36,314
Unregulated	1,071	1,154	1,078	1,018	1,010
Total	$35,504	$36,712	$38,499	$37,546	$37,324

DEBT TO CAPITALIZATION	41.2%	39.1%	39.1%	40.0%	40.7%

OPERATING RATIOS	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
HBR	89.6%	89.5%	88.3%	87.7%
SG&A expense ratio	8.9%	9.9%	8.5%	9.0%
Adjusted SG&A expense ratio	8.9%	9.7%	8.5%	8.9%

HBR BY PRODUCT	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Medicaid	93.4%	90.6%	92.5%	90.0%
Commercial	81.8%	82.1%	77.3%	79.8%
Medicare (4)	86.7%	95.3%	88.7%	87.1%

(4)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, January 1, 2024	$18,000
Less: Reinsurance recoverables	49
Balance, January 1, 2024, net	17,951
Incurred related to:
Current period	128,312
Prior periods	(2,447)
Total incurred	125,865
Paid related to:
Current period	111,456
Prior periods	13,959
Total paid	125,415
Plus: Premium deficiency reserve	(158)
Balance, December 31, 2024, net	18,243
Plus: Reinsurance recoverables	65
Balance, December 31, 2024	$18,308

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $243 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior periods" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior periods" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2023, and prior.